UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 18, 2013

Date of Report (Date of earliest event reported)

Apollo Global Management, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-35107	20-8880053
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9 West 57th Street, 43rd Floor

New York, New York 10019

(Address of principal executive offices) (Zip Code)

(212) 515-3200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 18, 2013, Apollo Management Holdings, L.P. (“AMH”), Apollo Management, L.P., Apollo Capital Management, L.P., Apollo International Management, L.P., AAA Holdings, L.P., Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings V, L.P., Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX L.P., ST Holdings GP, LLC and ST Management Holdings, LLC (collectively, the “Borrowers”), each a subsidiary of Apollo Global Management, LLC (“AGM”), entered into a new credit agreement (the “AMH Credit Facilities”) with JPMorgan Chase Bank, N.A., as administrative agent and as initial issuing bank with respect to letters of credit, and the lenders party thereto.

The AMH Credit Facilities provide for (i) a term loan facility to AMH (the “Term Facility”) that includes $750 million of term loan from third-party lenders and (ii) a $500 million revolving credit facility to all Borrowers (the “Revolver Facility”), in each case, with a final maturity date of January 18, 2019. In addition, the Borrowers may incur incremental facilities in respect of the Revolver Facility and the Term Facility in an aggregate amount not to exceed $500 million plus additional amounts so long as the Borrowers are in compliance with a maximum net leverage ratio. The AMH Credit Facilities do not require any scheduled amortization payments or other mandatory prepayments (except with respect to overadvances on the Revolver Facility) prior to the final maturity date, and the Borrowers may prepay the loans and/or terminate or reduce the revolving commitments under the AMH Credit Facilities at any time without penalty.

The AMH Credit Facilities are guaranteed by each Borrower (with respect to the obligations of all other Borrowers) and each other material operating group entity that owns or controls any of AGM’s core businesses. The AMH Credit Facilities contain affirmative and negative covenants (subject to certain exceptions and baskets) which limit the ability of the Borrowers, the guarantors and certain of their subsidiaries to, among other things, incur indebtedness and create liens. Additionally, the AMH Credit Facilities contain financial covenants which require the Borrowers and their subsidiaries to maintain a minimum level of fee-generating assets under management and a maximum total net leverage ratio. The AMH Credit Facilities also contain customary events of default, including events of default arising from non-payment, material misrepresentations, breaches of covenants, cross default to material indebtedness, bankruptcy and changes in control of AGM.

As of the closing date, $750 million of term loan was outstanding and additionally, there is approximately $271.7 million of term loan under the Term Facility that is held by a subsidiary of AGM. The interest rate on the term loans under the Term Facility as of the closing date was based on the adjusted LIBOR and the applicable margin was 1.125%. The undrawn revolving commitment fee was 0.125% as of the closing date. The net proceeds from the Term Facility were used to refinance the loans under AMH’s credit agreement dated as of April 20, 2007 and amended on December 20, 2010 (the “2007 AMH Facility”) and to pay fees and expenses associated with the AMH Credit Facilities. Borrowings under the Revolver Facility may be used for working capital and general corporate purposes, including, without limitation, permitted acquisitions. The 2007 AMH Facility and all related loan documents and security with respect thereto were terminated as of the closing date.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO GLOBAL MANAGEMENT, LLC

Date: December 23, 2013	By:	/s/ John J. Suydam
John J. Suydam
Chief Legal Officer and Chief Compliance Officer